Exhibit 95

Mine Safety Disclosure
Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the federal Mine Safety and Health Administration (“MSHA”). Under the Mine Act, an independent contractor, such as Jacobs, that performs services or construction of a mine is included within the definition of a mining operator. We do not act as the owner of any mines. Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by MSHA.
The following table provides information from January 27, 2012 to March 29, 2013.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Mine ID: 0200024 1PL	4	—	—	—	—	$4,893	—	No	No	8	1	5
Mine ID: 0200144 1PL	1	—	—	—	—	5,961	—	No	No	1	2	—
Mine ID: 0203131 1PL		—	—	—	—	2,010	—	No	No	3	3	1
Mine ID: 0400743 Y713		—	—	—	—	100	—	No	No	1	1	—
Totals	5	—	—	—	—	$12,964	—	No	No	13	7	6

Three of the four Section 104 S&S Citations issued by MSHA to the Company relating to Mine ID 0200024 1PL have no dollar value assessments assigned to date. The Company intends to contest these citations.